UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 2, 2011

(Date of earliest event reported)

VISTA GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada

(State or Other Jurisdiction of Incorporation)

1-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

7961 SHAFFER PARKWAY, SUITE 5, LITTLETON, COLORADO 80127

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD

On March 2, 2011, the Registrant issued a press release announcing that it had received from Midas Gold, Inc. (“Midas”) the reports containing estimates of the gold mineral resources for the Hangar Flats and West End deposits. These deposits combined with Vista’s Yellow Pine deposit the new project, known as Golden Meadows, will have an estimated 3.5 million ounces measured and indicated mineral resources and 2.4 million ounces of inferred mineral resources, based on current estimations. Golden Meadows will have multiple advanced exploration targets with potential to expand the existing resource. As previously announced, Vista and Midas have entered into a Combination Agreement pursuant to which Vista and Midas have agreed to combine Midas’ Hangar Flats and West End deposits with Vista’s Yellow Pine project (the “Combination”) into a new company, Midas Gold Corp. (“Midas Gold”).  Assuming the completion of the Combination, Vista will own 35% of the shares of Midas Gold.  Completion of the Combination is subject to a number of conditions, including receipt of approval of the shareholders of Midas and other customary approvals and closing conditions.  The completion of the Combination is expected to occur in April 2011, following the approval of Midas’ shareholders. Key Midas shareholders and management have entered into voting support agreements pursuant to which they have agreed to vote in favor of the Combination. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01  Exhibits

99.1         Press Release dated March 2, 2011*

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP.
(Registrant)

Dated: March 4, 2011	By:	/s/Gregory G. Marlier
Gregory G. Marlier
Chief Financial Officer